Exhibit 99.1

Cellectar Biosciences Appoints Jarrod Longcor Chief Business Officer

Madison, Wis., (September 18, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), an oncology-focused biotechnology company (the “company”), announced that effective today Jarrod Longcor, the company’s senior vice president of corporate development and operations, has been promoted to chief business officer. In his new role, Jarrod will be primarily responsible for corporate and business development, as well as oversight of the company’s preclinical program and manufacturing operations.

“Jarrod has been an essential member of our management team, providing important strategic insights and excellent operational performance across all aspects of our business,” said Jim Caruso, president and CEO of Cellectar. “I look forward to working with Jarrod and the entire Cellectar team to fulfill our commitment to deliver new therapeutic options to patients and build value for our investors.”

Inclusive of his one and a half years at Cellectar, Jarrod has worked in the pharmaceutical and biotech industry for more 20 years, where he was either responsible for or participated in more than 40 collaborations. Prior to joining the company, he served as chief business officer for Avillion LLP, where he was responsible for executing the company's unique co-development partnership strategy. Prior to that, he was vice president of corporate development for Rib-X Pharmaceuticals, Inc. (now Melinta Therapeutics) where he was responsible for identifying and concluding several critical collaborations for the company, including a discovery collaboration with Sanofi Aventis valued over $700M. In addition, Jarrod held key positions in several small to midsized biotech companies where he was responsible for business development, strategic planning and operations.

Jarrod holds a B.S. from Dickinson College, a M.S. from Boston University School of Medicine and an M.B.A. from Saint Joseph's University's Haub School of Business.

About Cellectar Biosciences, Inc.

Cellectar Biosciences (Nasdaq: CLRB) is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers, even sites of metastases. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 has been designated as an orphan drug by the US FDA and is currently being evaluated in a Phase 1 clinical study in patients with relapsed or refractory multiple myeloma and a Phase 2 clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing proprietary PDCs for targeted delivery of chemotherapeutics and has several preclinical stage product candidates, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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Contact:

Jules Abraham

JQA Partners, Inc.
917-885-7378

jabraham@jqapartners.com